UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to § 240.14a-12

Goodrich Corporation
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Goodrich Employee Frequently Asked Questions

[Dec. 19, 2011 Update—Questions 33-41]

Integration Planning and Future Organization

33. What is the update on the integration planning?

The integration planning team (IPT) has been formed, with leaders from both companies representing the following functions:

Function	Goodrich	UTC
Integration Team Leader	Jerry Witowski	Dave Gitlin
Aftermarket	Brian Costa	Bettyann Lemire
Communications	Lisa Bottle	Sandi Lee
EH&S	Dennis Hussey	Tony Frigiani
Engineering	Harry Arnold	Peter Smith
Finance	Scott Cottrill	Jay Malave
Global Footprint	Mike Heidorn	Mike Randall
Human Resources	Helen Goldson	Adam Histed
Information Technology	Steve Hagood	Omar Fathi
Legal	Kevin Murphy	Sean Moylan
Quality	Steve Wells	Tom Hoffman
Strategic Growth & Customers	Steve Mort	Chad Cundiff
Supply Chain	Dan Ostrosky	Dorothea Wong

The IPTs for each function meet on a regular basis and are developing action plans to ensure a smooth integration. The IPTs are also calling on other internal resources to provide additional expertise as needed.

The entire integration team also meets at regular intervals, reporting to the senior leadership teams of Goodrich and UTC. Milestone meetings are called “Passport” reviews and the first two (Passport 0 and Passport 1) have taken place since the formation of the integration team.

34. Is there an update on the future organization?

Goodrich will be combined with Hamilton Sundstrand in UTC’s recently-formed Propulsion and Aerospace Systems business unit, which will also contain Pratt & Whitney. Marshall Larsen will be the Chairman and Chief Executive Officer of the business unit and Alain Bellemare will be its President and Chief Operating Officer. The business unit operating headquarters will be located in Charlotte, North Carolina.

Legal and Regulatory Questions

35. Why was the preliminary proxy statement updated on December 6, 2011?

On December 6, 2011, Goodrich filed an updated preliminary proxy statement to address comments the company received from the U.S. Securities and Exchange Commission (SEC). This is a customary part of the merger process, as the SEC is given the opportunity to review and comment on a company’s proxy statement before the proxy statement is finalized and distributed to shareholders. We may file additional disclosures with the SEC as we work towards completion of the transaction, which we continue to expect will occur in mid-2012.

As part of our revised preliminary proxy statement, we disclosed that on November 10, 2011, Goodrich received a request for additional information from the Department of Justice (DOJ) relating to our filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act). The DOJ request, commonly referred to as a “second request,” is a routine aspect of the regulatory process in the U.S. We are providing additional information to the DOJ to obtain approval of the transaction as expeditiously as possible. We are also in the process of making regulatory submissions in Canada, Mexico, the European Union, China, Japan, Brazil and South Korea. In accordance with the merger agreement, we will be using our reasonable best efforts to take all reasonable actions necessary to obtain all required regulatory approvals. Brazil has already responded favorably to our submission.

Compensation and Benefits

36. Is there an update on our 2012 bonus plan?

As we have communicated in the past, until closing, all bonus and gainsharing plans will continue to operate as normal. We will have 2012 bonus and gainsharing plans and are establishing our business goals for those plans using our existing processes. We will communicate those goals in the normal timeframe, consistent with past practices.

37. I participate in the Goodrich Employee Savings Plan (401(k) Plan). I’ve invested in the Goodrich stock fund with the expectation that I can take Goodrich stock as a distribution when I leave the company. Will that change with the transaction ? (This question is a follow-up to question 15, which remains a valid answer.)

Yes it will change. When you take a distribution from the 401(k) Plan, you have a choice to receive your balance in the Company Stock Fund as either shares of Goodrich stock or as cash. There is a potential tax advantage of taking the distribution in shares of Goodrich stock. When you receive the Goodrich stock from the 401(k) Plan as part of a lump sum payment of your 401(k) Plan account after your separation from service (or after age 59 1/2, your disability or your death), unless you elect otherwise, you are not taxed on the total value of the stock. Rather, you are taxed only on your “basis” in the Goodrich stock in the 401(k) Plan, which generally approximates the original cost that you paid for the stock. The difference between your basis in the Goodrich stock and the value of the stock at the time of distribution is called Net Unrealized Appreciation, or NUA. You are not taxed on this NUA until you actually sell the stock, at which time it is taxed as long-term capital gain rather than as ordinary income, regardless of how long you held the shares before selling. Upon the close of the pending combination of Goodrich and United Technologies Corporation (UTC), the Goodrich stock held in the 401(k) Plan will be purchased by UTC for $127.50 per share, Goodrich stock will no longer be publicly traded and it will no longer be available for distribution from the 401(k) Plan. Goodrich and UTC are working together to establish a UTC stock fund in the 401(k) Plan that would use the proceeds from the sale of the Goodrich stock and reinvest in UTC stock to preserve this NUA tax treatment. If you retained your Goodrich stock fund investment so that it was reinvested in UTC stock, you would ultimately be able to receive UTC shares with the same basis that applied to your Goodrich shares before the transaction. Note that the transaction itself does not enable you to take a distribution from your 401(k) Plan account - you will continue to be a participant in the Goodrich 401(k) Plan and the same 401(k) Plan rules continue to apply regarding when you can take a distribution from the 401(k) Plan.

There will likely be a period between when your Goodrich shares are purchased by UTC and when we establish the UTC Stock Fund. We will continue to communicate with you as we move forward with this approach. We strongly encourage you to seek tax advice if you are considering taking a stock distribution to take advantage of the NUA rules. The tax rules are complicated and careful planning is advisable. Taking a distribution in company stock will require that you pay taxes and potentially an early withdrawal tax penalty on the amount of the basis in Goodrich or UTC stock distributed to you, rather than continuing to defer taxation as you would if you were to roll over the distribution, so pursuing NUA treatment may not be appropriate for all participants.

38. I am participating in the 2011 US/Canadian Employee Stock Purchase Plan (ESPP). Will I be required to hold the shares that I’m purchasing this year for the six-month holding period required by the ESPP? (This question is a follow-up to questions 16 and 17, which remain valid.)

No. The Compensation Committee of the Goodrich Board of Directors approved a change to the ESPP that eliminates the six-month holding period. This means you no longer have to hold the shares you purchased for six months. Once the shares are deposited into your Fidelity brokerage account (within a week to 10 days after year-end) you are free to do with them as you wish. You may want to consult your financial planner or tax advisor to ensure you understand the implications of any sale of your shares.

39. Will I continue to be able to access my U.S. Goodrich benefits through Fidelity NetBenefits?

Yes. Throughout 2012 your benefits and access to them will continue to be provided through Fidelity NetBenefits. We are currently having discussions with UTC to plan how and when benefits will transition to the UTC benefit programs. You will be provided with more information well in advance of any changes or transition.

40. Does the company have any more information regarding the UK Save As You Earn Scheme and how participants will be treated as a result of the transaction? (This question is a follow-up to questions 18, 19 and 20, which remain valid.)

The company is requesting guidance from Her Majesty’s Revenue and Customs (HMRC) to clarify how participants will be treated and what the tax treatment will be of those shares being purchased. It may take several weeks or months to get a full response from HMRC. Much of the guidance may depend upon when the transaction is completed, which we don’t know at this point. We will continue to provide updates to participants as we get more information.

41. I am participating in the U.S. Goodrich Savings Benefit Restoration Plan (SBRP). Will I receive a distribution from that plan at the time of the merger?

At this time, there is no intention of terminating the SBRP or making distributions to participants. If you retire from the company or leave the company you will receive a distribution based on the distribution elections that you have made. You can check your SBRP account on Fidelity NetBenefits to check your distribution elections.

Additional Information

In connection with the proposed merger, the Company filed a preliminary proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE COMPANY. You will be able to obtain the preliminary proxy statement, the definitive proxy statement (when available) as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Goodrich Corporation, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, c/o Secretary.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect the Company’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: demand for and market acceptance of new and existing products; our ability to extend our commercial OE contracts beyond the initial contract periods; cancellation or delays of orders or contracts by customers or with suppliers; our ability to obtain price adjustments pursuant to certain of our long-term contracts; the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts; the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions; successful development of products and advanced technologies; the impact of bankruptcies and/or consolidations in the airline industry; the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers; global demand for aircraft spare parts and aftermarket services; changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations; the possibility of restructuring and consolidation actions; threats and events associated with and efforts to combat terrorism; the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits; competitive product and pricing pressures; our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses; the effect of changes in accounting policies or legislation, including tax legislation; cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control; the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities; other factors that are set forth in management’s discussion and analysis of the Company’s most recently filed reports with the SEC; and uncertainties associated with the proposed acquisition of the Company by United Technologies, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. This list of factors is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about the Company’s directors and officers and their ownership of the Company’s common stock is set forth in its Form 10-K which was filed with the SEC on February 15, 2011 and the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on March 10, 2011. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s shareholders generally, by reading the preliminary proxy statement filed with the SEC on October 27, 2011, the revised preliminary proxy statement filed with the SEC on December 6, 2011, the definitive proxy statement (when available) and other relevant documents regarding the proposed merger, when filed with the SEC.